UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): October 20, 2007
CSK AUTO CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-13927 (Commission File Number)	86-0765798 (I.R.S. Employer Identification No.)

645 E. Missouri Ave. Suite 400, Phoenix, Arizona (Address of Principal Executive Offices)	85012 (Zip Code)
Registrant’s Telephone Number, Including Area Code: (602) 265-9200
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01. Financial Statements and Exhibits
SIGNATURE
EXHIBIT INDEX
EX-10.1

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On October 20, 2007, the Compensation Committee (the “Committee”) of the Board of Directors of CSK Auto Corporation (the “Company”) authorized the grant of stock-based awards to certain of the Company’s officers and associates pursuant to the Company’s internal equity grant program and 2004 Stock and Incentive Plan that was approved by the Company’s shareholders in June 2004 (the “Plan”).
The following stock options and restricted shares were awarded to the Company’s principal and named executive officers:
Officer name, number of stock options, exercise price and number of restricted shares:
Lawrence N. Mondry — President & Chief Executive Officer
Number of Stock Options — 144,847 at exercise price of $10.795
Dale Ward — Senior Vice President — Operations
Number of Stock Options — 70,209 at exercise price of $10.795
Number of Restricted Shares — 10,271
Larry Buresh — Senior Vice President & Chief Information Officer
Number of Stock Options — 56,202 at exercise price of $10.795
Number of Restricted Shares — 8,222
Larry Ellis — Senior Vice President — Logistics
Number of Stock Options — 42,627 at exercise price of $10.795
Number of Restricted Shares — 6,236
Stock options and restricted shares awarded to the above named officers vest as to 1/3 of such options or shares (as the case may be) on each of the first, second and third year anniversaries of the grant date, and are subject to the terms and conditions of the Plan and the stock option contracts and restricted stock agreements entered into with each participant, the forms of which were previously filed with the SEC, except as respects the form of Mr. Mondry’s stock option contract, the form of which is filed herewith. The foregoing notwithstanding, in certain circumstances, including retirement and change in control in the event certain criteria as outlined in the Plan (subject to express provision to the contrary, as further discussed below relative to Mr. Mondry’s option grant) are attained, the vesting of equity awards granted under the Plan may be accelerated.
As previously reported on Form 8-K filed June 13, 2007, when Mr. Mondry was hired in June 2007, he was awarded 75,000 restricted stock units and 300,000 stock options with an exercise price of $18.655, which was the fair market value of our common stock on the grant date. These equity awards were made to provide Mr. Mondry with a significant incentive to improve the Company’s performance and thereby materially and positively impact shareholder value over time. At the time his employment arrangements were entered into, it was contemplated that Mr. Mondry would not participate in the Company’s 2007 equity program grant, but would first participate in the 2008 equity program grant, which is anticipated will be made after the Company’s audited financial statements for fiscal 2007 are filed. Under the Company’s annual equity grant program, the Chief Executive Officer has historically received stock options equal in value to 130% of base salary based on the then Black Scholes valuation, which the Company uses for financial reporting purposes, and that is what the Company agreed to provide to Mr. Mondry in the 2008 program grant pursuant to his Employment Agreement. On October 20, 2007, the Committee authorized the award set forth above to Mr. Mondry, which equates to 50% of the stock options that he would have received had he fully participated in the 2007 program grant. The current grant to Mr. Mondry was made at this time because the Committee determined that the substantial decline in our stock price over the past four months (which the Committee does not believe can in any sense be attributed to anything Mr. Mondry did or did not do) has to a considerable extent thwarted the objective of providing Mr. Mondry with a significant initial equity incentive.
The terms and conditions of the stock options awarded to Mr. Mondry as identified above are identical to the other options granted to eligible officers and associates on October 20, 2007, with one exception. When Mr. Mondry was hired, there had been recurring speculation concerning a possible near term merger or acquisition transaction involving the Company. Consequently, Mr. Mondry’s initial employment arrangements reflected in part the desire of the parties to adequately deal with that possibility. When considering the grant of additional stock options for Mr. Mondry at this time, the directors were mindful that Mr. Mondry would receive meaningful economic rewards in the event of a near term merger or acquisition transaction by virtue of his initial restricted stock unit and stock option awards and severance arrangements under his Employment Agreement. At the same time, the directors did not wish that the new options be construed by Mr. Mondry or others as reflecting a disincentive with respect to such a near term transaction, provided, of course, that any such transaction were deemed in the best interest of the Company’s stockholders. As a result of these deliberations, it was determined that of the options granted to Mr. Mondry on October 20, 2007, only 50,000 (approximately 33%) would accelerate upon a Change in Control (and subsequent termination of employment within one year) pursuant to a definitive agreement entered into prior to May 31, 2008 (rather than full 100% acceleration as would otherwise occur in accordance with the provisions of the Plan). The form of contract for Mr. Mondry’s option award is filed as Exhibit 10.1 to this report and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits
(d) The following exhibits are filed with this Form 8-K:

Exhibit No.	Description
10.1	Form of Contract for October 20, 2007 Stock Option Award to Lawrence Mondry.

SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CSK Auto Corporation
By:	/s/ Randi Val Morrison
Name:	Randi Val Morrison
Title:	Senior Vice President, General Counsel and Secretary

DATED: October 24, 2007

EXHIBIT INDEX

Exhibit No.	Description
10.1	Form of Contract for October 20, 2007 Stock Option Award to Lawrence Mondry.